UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._____)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2015

Dear Shareholders:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Royal Bancshares of Pennsylvania, Inc.  The meeting will be held at the Sheraton Valley Forge located at 480 North Gulph Road, King of Prussia, Pennsylvania 19406, on Wednesday, May 20, 2015, at 10:00 a.m. local time, for the following purposes:

1.   To elect the three Class I director nominees of the board of directors to serve a term of three years and until their successors are elected and qualified.

2.   To ratify the appointment of BDO USA, LLP as Royal Bancshares’ independent registered public accounting firm for the fiscal year ending December 31, 2015, as recommended by the Audit Committee.

3.   To consider and vote on an advisory (non-binding) resolution to approve executive compensation.

4.   To consider such other business as may properly be brought before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 31, 2015, are entitled to notice of and to vote at the meeting, either in person or by proxy. Your vote is important regardless of the number of shares that you own.  Please submit your vote either by mail or by person at the meeting.  Giving your proxy by mail does not affect your right to vote in person if you attend the meeting.  You may revoke your proxy at any time before it is exercised as explained in the proxy statement.  You are urged to vote your shares by using the Internet at http://www.proxyvote.com.

For directions to the Sheraton Valley Forge to attend the meeting, please contact Investor Relations, Michael S. Thompson, by telephone at (610) 668-4700 extension 3100.

If you plan to attend the meeting in person and your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares in person) from the broker or nominee confirming your ownership as of the record date.

Your continued support of and recommendations to Royal Bancshares of Pennsylvania, Inc. are sincerely appreciated.

This proxy statement is being sent to shareholders on or about April 10, 2015.

Very truly yours,

/s/ Robert R. Tabas
Robert R. Tabas
Chairman

Important notice regarding the availability of proxy materials for our Shareholders Meeting to be held on May 20, 2015.

You may access the following proxy materials at http://www.proxyvote.com:

•	Notice of the 2015 Annual Meeting of Shareholders;
•	2015 Proxy Statement;
•	Annual Report to Shareholders for the year ended December 31, 2014; and
•	Proxy Card

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
732 Montgomery Avenue
Narberth, Pennsylvania  19072
610-668-4700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Wednesday, May 20, 2015 at 10:00 a.m. local time

PLACE:	Sheraton Valley Forge
480 North Gulph Road
King of Prussia, Pennsylvania 19406

ITEMS OF BUSINESS:	Our annual meeting of shareholders will be held for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1) To elect three (3) Class I director nominees of the board of directors for a three-year term and until their successors are elected and qualified.
(2) To ratify appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
(3) To consider and vote on an advisory (non-binding) resolution to approve executive compensation.
(4) To transact such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE:
Our shareholders of record as of close of business on March 31, 2015, the voting record date, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the annual meeting.

ANNUAL REPORT:	The Royal Bancshares 2014 Annual Report to Shareholders is included with this Proxy Statement.

PROXY VOTING:
Even if you plan to be present you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided or by voting using the Internet at http://www.proxyvote.com.  Any proxy given may be revoked by you in writing or in person at any time prior to the exercise of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Lisa Lockowitz
Lisa Lockowitz, Secretary

PROXY STATEMENT
OF
ROYAL BANCSHARES OF PENNSYLVANIA, INC.

GENERAL INFORMATION

We furnish this proxy statement in connection with the solicitation of proxies by the board of directors of Royal Bancshares of Pennsylvania, Inc. (the “Corporation” or the “Company”), for the Annual Meeting of Shareholders of the Corporation to be held on May 20, 2015, and any adjournment or postponement of the meeting. The Corporation will bear the expense of soliciting proxies.  Directors, officers and employees of the Corporation may solicit proxies, without additional compensation, personally or by telephone. To the extent that any proxy materials are distributed by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of stock held of record by these persons and, upon request, the Corporation will reimburse them for their reasonable forwarding expenses.

Revocation and Voting of Proxies

The execution and return of a proxy will not affect your right to attend the meeting and vote in person.  You may revoke your proxy by (i) delivering written notice of revocation to Lisa Lockowitz, Secretary of the Corporation, at the Corporation's address at any time before the proxy is voted at the meeting, (ii) executing a later dated proxy and giving written notice thereof to the secretary of the Corporation, or (iii) by voting in person after giving written notice to the secretary of the Corporation.  Unless revoked, the proxy holders will vote your proxy in accordance with your instructions.  In the absence of instructions, proxy holders will vote all proxies FOR the election of the three (3) Class I director nominees of the board of directors, FOR the appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015, and FOR the approval of the advisory (non-binding) resolution to approve executive compensation.

Although the board of directors knows of no other business to be presented, in the event that any other matters are brought before the meeting, proxy holders will vote any proxy in accordance with the recommendations of the board of directors of the Corporation.

Voting Securities, Record Date and Quorum

Shareholders of record at the close of business on March 31, 2015, are entitled to vote at the meeting and any adjournment or postponement of the meeting.  On the record date, there were 27,816,866 shares of Class A common stock ($2.00 par value per share) issued and outstanding, and 1,931,692 shares of Class B common stock ($0.10 par value per share) issued and outstanding.

Each shareholder is entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock on all matters to be acted upon at the meeting, except that in the election of directors, shareholders are entitled to vote their shares cumulatively.  See “ELECTION OF DIRECTORS -- CUMULATIVE VOTING.”

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the Class A common stock and Class B common stock entitled to vote constitutes a quorum for the conduct of business.  A majority of the votes cast at a meeting, at which a quorum is present, is required to approve any matter submitted to a vote of the shareholders, other than the elections of directors, except in cases where a greater number of votes is required by law or under the Articles of Incorporation or Bylaws of the Corporation. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained.  Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).  The only matter for which your broker will have discretionary authority to vote your shares will be the ratification of the appointment of our independent registered public accounting firm.  You may not vote your shares held by a broker in nominee or “street” name at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

In the case of the election of directors, assuming the presence of a quorum, the three (3) candidates receiving the highest number of votes for Class I Director shall be elected to the board of directors.  A “Withhold” vote for all or any one Class I Director, will not affect the outcome of the election of the Class I Directors. In the case of the ratification of the appointment of BDO USA, LLP as the Corporation’s independent registered public accounting firm and the advisory (non-binding) resolution on executive compensation, assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the meeting will be required for approval.  Abstentions and broker non-votes will have no effect on the election of directors or any of the proposals.

Principal Shareholders

The following table shows as of February 28, 2015, the amount of outstanding common stock beneficially owned by each shareholder (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Corporation to be the beneficial owner of more than 5% of such stock.  Each share of Class A common stock is entitled to one vote per share.  Each share of Class B common stock is entitled to ten votes per share and may be converted into shares of Class A common stock at the current rate of 1.15 shares of Class A common stock for each share of Class B common stock.  Beneficial ownership is determined in accordance with applicable regulations of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose.  For purposes of the table set forth below, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of February 28, 2015.  In addition, a person is deemed to beneficially own any stock for which he, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise has or shares voting or investment power.

Unless otherwise indicated in a footnote, shares reported in this table are owned directly by the reporting person.  The percent of class assumes all options exercisable within 60 days of February 28, 2015, have been exercised and, therefore, on a pro forma basis, 27,908,407 shares of Class A common stock would be outstanding, net of treasury stock.

	Class A Shares		Class B Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class	Beneficially Owned	Percent of Class

Daniel M. Tabas, Trust (1)	2,492,016	8.93%	1,120,779	58.02%
543 Mulberry Lane
Haverford, PA 19041

Lee Evan Tabas (2)	1,370,679	4.91%	149,662	7.75%
355 W. Lancaster Avenue
Haverford, PA 19041

Carol Tabas (3)	889,321	3.19%	82,041	4.25%
39 Rosemont Lane
Pittsburgh, PA 15217

Ithan Creek Masters Investors, LP	2,415,919	8.66%	-	0.00%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

Emerald Advisers, Inc. (4)	2,415,919	8.66%	-	0.00%
3175 Oregon Pike
Leola, PA 17540

(1)	The trustees for the Daniel M. Tabas Trust are, Robert R. Tabas, Linda Tabas Stempel and Nicholas Randazzo, who as a group have voting rights and dispositive control of these shares.
(2)	Based on a Schedule 13D filing on November 26, 2008, the shares beneficially owned by Lee Evan Tabas consist of: (a) 604,995 Class A shares acquired pursuant to the 2008 Irrevocable Agreement of Trust for the Family of Lee E. Tabas from Evelyn R. Tabas of which he has sole voting power and dispositive power subject to the terms of the trust agreement; (b) 5,177 Class A and 58,887 Class B shares held by his wife, Nancy Freeman Tabas in her name over which she holds voting and dispositive power; (c) 282,461 Class A shares held by Lee Evan Tabas and Nancy Freeman Tabas as joint tenants in common; and (d) 193,482 Class A and 5,918 Class B shares owned collectively by the Samuel Bradford Tabas Trust, the Elizabeth Rebecca Tabas Trust, the Theodore Herschel Tabas Trust and the Melissa Tamara Tabas Trust. Samuel, Elizabeth, Theodore, and Melissa are the adult children of Lee and Nancy Tabas. Lee and Nancy Tabas share voting and dispositive power over the shares they hold jointly and for the shares held in the trusts in the names of their adult children. In addition, Lee Tabas also has the power to vote and dispose of 284,564 Class A and 84,857 Class B shares held in the Lee Evan Tabas Trust.
(3)	The shares beneficially owned by Carol Tabas consist of: (a) 604,995 Class A shares acquired pursuant to the 2008 Irrevocable Agreement of Trust for Carol Tabas from Evelyn R. Tabas of which she has sole voting and dispositive power subject to the terms of the trust agreement; and (b) 36,606 Class A shares in the Lily Ashley Stofman Trust of which she has sole voting power; (c) 16,802 Class A shares in the Gregory Rome Stofman Trust of which she has sole voting power; and (d) 11,844 Class A shares in the Maxwell Hunter Stofman Trust of which she has sole voting power. In addition, Carol Tabas has the power to vote and dispose of 219,074 Class A and 82,041 Class B shares held in the Carol Tabas Trust.
(4)	The shares owned by Emerald Advisers, Inc. are held in six different funds.

 ITEM 1
ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the board of directors shall consist of not less than five and not more than 25 persons. The directors are classified with respect to the time they hold office by dividing them into three classes, as nearly equal in number as possible. The Bylaws further provide that the directors of each class are elected for a 3-year term, so that the term of office of one class of directors expires at the annual meeting each year.  The Bylaws also provide that the aggregate number of directors and the number of directors in each class of directors is determined by the board of directors.  Any vacancy occurring on the board of directors is filled by appointment by the remaining directors.  Any director who is appointed to fill a vacancy holds office until the expiration of the term of office of the class of directors to which he or she was appointed. As required by our Bylaws, a director who reaches the age of seventy-five (75) shall retire no later than the annual Shareholders Meeting in the year following the year in which the director turns seventy-five (75).

There are presently ten members of the board of directors.  The Corporation’s board of directors, in accordance with Article 10 of the Corporation’s Bylaws, has fixed the number of directors in each of Classes I, II and III at three. However, due to the retirement of a director in 2014 who reached the mandatory retirement age, there will only be two Class III directors until such a time when a new director is added to the Corporation.  Additionally, there are two directors on the board of directors who were appointed by the United States Department of Treasury in accordance with the terms of the Corporation’s outstanding Series A Fixed Rate Perpetual Preferred Stock (“Series A Preferred Stock”) and are not deemed to be members of any Class. The board of directors has affirmatively determined that Edward F. Bradley, William R. Hartman, Wayne Huey, Jr., Michael J. Piracci and Gerard M. Thomchick are independent within the meaning of the NASDAQ listing standards.  In addition, all members of the board of directors serving on the Audit and Compensation Committees are independent within the meaning of the NASDAQ listing standards applicable to each committee.  The board of directors determined that the following directors are not independent within the meaning of the NASDAQ listing standards: F. Kevin Tylus, President and Chief Executive Officer of the Corporation, Linda Tabas Stempel, Murray Stempel, III, Robert R. Tabas, Chairman of the Board, and Howard Wurzak. Due to an exemption as a “Controlled Company” under NASDAQ Rules, we are not required to meet certain NASDAQ independence standards for our Board of Directors. NASDAQ Rules define a “Controlled Company” as one in which more than 50% of the voting power is held by an individual, group or another company. As shown in the above stock ownership table, through its ownership of Class A and Class B common stock, the Daniel Tabas Trust and immediate family members control more than 50% of the voting power of the Corporation.  For more information regarding the familial relationships and the transactions considered, see “INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS” and “Interests of Management and others in certain transactions.”

The board of directors has determined that a lending relationship resulting from a loan made by the Corporation’s wholly owned banking subsidiary, Royal Bank America, to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws.  The board of directors also determined that maintaining with the Corporation’s wholly owned banking subsidiary a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.  Additional categories or types of transactions or relationships considered by the board of directors regarding director independence include, but are not limited to: family relationships, existing significant consulting relationships, an existing commercial relationship between the director’s organization and the Corporation, or new business relationships that develop through board membership.

The independent directors meet regularly in executive session without management present.

The board of directors has nominated three existing Class I directors for election as Class I directors for a term of three years. The three nominees of the board of directors for election as Class I directors are:

Edward F. Bradley        Linda Tabas Stempel       Howard Wurzak

CUMULATIVE VOTING

In the election of directors, every shareholder entitled to vote has the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the number of directors in the class to be elected at the annual meeting.  Every shareholder may cast his or her whole number of votes for one candidate or may distribute them among two or more candidates in the class.  The three candidates receiving the highest number of votes for Class I director at the meeting will be elected. Robert R. Tabas and Michael S. Thompson, the persons named as the board of directors’ proxy holders, have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable, unless a shareholder indicates on his or her proxy how votes are to be cumulated for voting purposes.

INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND EXECUTIVE OFFICERS

Information concerning the directors and named executive officers of the Corporation and all directors and named executive officers as a group, is set forth in the following table, including the number of shares of common stock of the Corporation beneficially owned, as of February 28, 2015, by each of them.  The table includes options exercisable within 60 days of February 28, 2015. Unless otherwise indicated in a footnote, shares reported in this table are owned directly by the reporting person and such person holds sole voting and investment power with respect to such shares.  The percent of class assumes all options exercisable within 60 days of February 28, 2015, have been exercised and, therefore, on a pro forma basis, 27,908,407  shares of Class A common Stock would be outstanding.  The information is furnished as of February 28, 2015, on which date 1,931,692 Class B shares were issued and outstanding.

				Class A Shares		Class B Shares
Name	Age	Director Since		Beneficially Owned	Percent of Class	Beneficially Owned	Percent of Class

Class I Directors
Edward F. Bradley	71	2008		146,425	0.52%	-	0.00%
Linda Tabas Stempel (1) (2) (3)	63	2003		976,043	3.50%	82,919	4.29%
Howard Wurzak (2)	60	1987		1,000,149	3.58%	76,336	3.95%
Class II Directors
William R. Hartman	66	2011		201,665	0.72%	-	0.00%
Murray Stempel, III (2) (3)	60	1997		996,158	3.57%	82,919	4.29%
Robert R. Tabas (1) (2)	59	1988		894,415	3.20%	82,683	4.28%
Class III Directors
F. Kevin Tylus	60	2013		303,595	1.09%	-	0.00%
Michael J. Piracci	69	2010		19,936	0.07%	-	0.00%
Other Directors (4)
Wayne R. Huey, Jr.	70	2011		28,142	0.10%	-
Gerard M. Thomchick	59	2011		12,460	0.04%	-	0.00%

Non-Director Executive Officer
Robert A. Kuehl (5)	66	N/	A	59,340	0.21%	-	0.00%
Michael S. Thompson (6)	43	N/	A	21,585	0.08%	-	0.00%
Lars B. Eller (7)	48	N/	A	18,928	0.07%	-	0.00%

All directors and executive officers as a group (13 persons) and Daniel M. Tabas Trust (8)				3,709,229	13.29%	1,362,717	70.55%

(1)	Linda Tabas Stempel, Robert R. Tabas and Nicholas Randazzo share voting and dispositive control over 2,492,016 shares of Class A common stock and 1,120,779 shares of Class B common stock held in the Daniel M. Tabas Trust. These shares are not included in the share ownership reported in this table for Ms. Stempel or for Mr. Tabas (See footnote (1) on page 3).
(2)	Robert R. Tabas, Murray Stempel, III, Linda Tabas Stempel, Howard Wurzak and members of their immediate families and their affiliates including the Daniel M. Tabas Trust, in the aggregate, own 5,389,169 shares of Class A common stock (19.31% of Class A) and 1,362,717 shares of Class B common stock (70.55% of Class B) or 23.16% of Class A assuming the full conversion of Class B common stock at a current conversion rate of 1.15 shares of Class A common stock for each share of Class B common stock.

(3)	Linda Tabas Stempel and Murray Stempel, III are married. Mr. Stempel’s shares include 10,856 Class A shares related to shares for which he has the voting and dispositive power held in trust for a grandchild of Evelyn Tabas.
(4)	As a result of the Corporation missing the sixth quarterly dividend payment in November of 2010, the Treasury Department exercised its rights under the TARP Capital Purchase Program agreement and appointed two directors to the board of directors. Under the terms of the Series A Preferred Stock, the holders of a majority of the outstanding Series A Preferred Stock have the power to elect two persons as directors until all accrued and unpaid dividends have been paid in full by the Corporation.
(5)	Mr. Kuehl retired as the Corporation’s Chief Administrative and Risk Officer on December 31, 2014.
(6)	Mr. Thompson was appointed the Corporation’s Chief Financial Officer in September 2012. Prior to September 2012, Mr. Thompson served as the Corporation’s Chief Accounting Officer.
(7)	Mr. Eller was appointed the Corporation’s Executive Vice President and Chief Retail Officer in December 2013. Prior to December 2013, Mr. Eller served as Head of Retail Banking in the Pennsylvania market for TD Bank and also previously served as Executive Vice President of Retail Banking at National City Bank.
(8)	The number of shares included in total for directors, officers and the Daniel Tabas Trust has been reduced by 969,612 Class A shares and 82,919 Class B shares to eliminate the same shares beneficially held by both Linda Tabas Stempel and her husband, Murray Stempel, III.

The information in the preceding table was furnished by the beneficial owners or their representatives and includes direct and indirect ownership.

Set forth below as to each of the Class I, Class II and Class III directors, are descriptions of his or her principal occupation and business experience for the past five years, and where applicable, family relationships between each such person and the Corporation’s other directors and officers. In addition, we briefly describe the particular experience, qualifications, attributes or skills that led our board of directors to conclude that such director should serve as a director of the Corporation.

CLASS I DIRECTORS – TERMS EXPIRING IN 2015

Edward F. Bradley, CPA, is a Director of the Corporation, and is currently an adjunct professor at Philadelphia University. He was previously a partner at Grant Thornton, a public accounting firm in Philadelphia, Pennsylvania. Mr. Bradley’s many years of experience in public accounting, particularly in auditing financial institutions, is beneficial to the operations of the Corporation’s Audit Committee and his role as the Audit Committee’s Chairperson and financial expert.

Linda Tabas Stempel is a Director of the Corporation, and was previously Director of Investor Relations for the Corporation. She is the wife of Murray Stempel, III, the sister of Robert R. Tabas and the sister-in-law of Howard Wurzak. Her previous role as Director of Investor Relations provides assistance and expertise to the board of directors in managing shareholder communications.

Howard Wurzak is a Director of the Corporation, and is Chairman and CEO of the Wurzak Hotel Group, President and CEO of the Hilton Hotel Philadelphia, Westin Hotel and JCB Management, LLC. He is the son-in-law of Evelyn R. Tabas, and the brother-in-law of Robert R. Tabas, Murray Stempel, III and Linda Tabas Stempel.  Mr. Wurzak’s real estate development expertise and ability to manage large organizations demonstrates that he possesses the knowledge regarding the industries we serve and the management skills that we value in the members of our board of directors.

CLASS II DIRECTORS – TERMS EXPIRING IN 2016

William R. Hartman is the lead independent Director of the Corporation, and was previously Chairman of the Board of Citizens Republic Bancorp in 2009, a regional diversified financial services company in Flint, Michigan, and prior thereto was Chairman, President and Chief Executive Officer. Prior to that he was Chairman, President and CEO for two subsidiaries of Banc One Corporation, which was one of the largest regional banks in the United States. He previously held executive positions within other regional and community banks with significant experience in commercial lending. He has served as President and CEO of York County Community Foundation since 2009 and has served as a trustee, executive committee member, chairman of the finance and audit committee and as vice chairman of the board of Kettering University and was formerly a director of the Detroit Branch of the Federal Reserve Bank of Chicago.  Mr. Hartman’s prior leadership and lending experience in consumer and commercial banking in much larger financial institutions provides invaluable skills important for the board of directors’ oversight of lending, corporate governance and strategic planning.

Murray Stempel, III is a Director of the Corporation, and was previously Vice Chairman of the Corporation from December 2008 (and, prior thereto, Executive Vice President of the Corporation and the Bank) until December 31, 2012.  Mr. Stempel is the husband of Linda Tabas Stempel and the brother-in-law of Robert R. Tabas and Howard Wurzak.  From 2004 until 2008, he served as Executive Vice President and Chief Lending Officer at the Bank.  Mr. Stempel, is a member of the board of trustees of RAIT Financial Trust (“RAIT”), a publicly traded, self-managed and self-advised real estate investment trust since December 2006 and is Chairman of their Nominating and Governance Committee. RAIT offers a set of debt financing options to the commercial real estate industry, fixed income trading and advisory services, owns and manages a portfolio of commercial real estate properties, and manages real estate-related assets for third parties. Mr. Stempel’s knowledge of the Bank’s lending practices and of commercial real estate investments generally, which remain a substantial portion of the Bank’s loan portfolio, are important to the board of directors’ oversight of the Bank’s lending relationships.

Robert R. Tabas is the Chairman of the Board and a Director of the Corporation, and was previously Chief Executive Officer of the Corporation from December 2008 (and prior thereto, Chairman of the Corporation and Executive Vice President of the Bank) until February 20, 2013.  Mr. Tabas is also the past president of Federation Housing, Inc. and currently serves on its board of directors and is chair of the board governance committee. He also serves on the board of the Montgomery County Development Corporation. He is the brother of Linda Tabas Stempel and the brother-in-law of Howard Wurzak and Murray Stempel, III.  For the board of directors to run efficiently and effectively, we believe that Mr. Tabas’ participation on the board of directors is necessary and assists the board of directors in overseeing management’s progress on corporate initiatives and strategic plans, given his previous experience within the Corporation as Chief Executive Officer.

CLASS III DIRECTORS- TERMS EXPIRING IN 2017

F. Kevin Tylus is the Chief Executive Officer and President since February 20, 2013 and a Director of the Corporation; and is the Chief Executive Officer and President since December 18, 2012 of Royal Bank America (the “Bank”).  Mr. Tylus’ prior experience as a Regional President for PNC Bank, as President and member of the Board of Directors of Yardville Bank as well as numerous progressively-responsible leadership positions in the financial services, insurance, and healthcare industries provides critical skills for the board of directors’ oversight of capital management, retail banking, lending, corporate governance and strategic planning.  For the board of directors to run efficiently and effectively, we believe that Mr. Tylus’ participation on the board of directors is necessary and assists the board of directors in overseeing management’s progress on corporate initiatives and strategic plans.

Michael J. Piracci is a Director of the Corporation and is currently President of M. Piracci Consulting, Inc. an independent consulting company providing consulting services to financial institutions primarily related to banking regulations. He was previously the Assistant Regional Director of the New York Office of the FDIC and was an examiner for many years. He also serves on the board of directors for Quontic Bank in Great Neck, New York. Mr. Piracci’s prior experience as an examiner, manager and Assistant Regional Director of the FDIC is important for the board of directors’ oversight in dealing with the regulatory orders, banking regulations and banking operations.

OTHER DIRECTORS

Pursuant to the terms of the Corporation’s outstanding Series A Preferred Stock issued to the United States Department of Treasury on February 18, 2009 in connection with the Corporation’s participation in the Troubled Asset Relief Program (“TARP”)/Capital Purchase Program, Treasury, as a holder of the Series A Preferred Stock, had the right to appoint up to two directors to the board of directors at any time that dividends payable on the Series A Preferred Stock had not been paid for an aggregate of six quarterly dividend periods. The terms of the Series A Preferred Stock provide that holders of a majority of the Series A Preferred shares outstanding will retain the right to appoint such directors at subsequent annual meetings of shareholders until all accrued and unpaid dividends for all past dividend periods have been paid. Treasury initially appointed Gerard M. Thomchick and Wayne R. Huey, Jr. as members of the board of directors in July 2011 and September 2011, respectively.

Wayne R. Huey, Jr. is a Director of the Corporation, and was previously Executive Vice President of Montgomery Chemicals, a regional chemical manufacturer and supplier to specialty industries, and prior thereto was Senior Vice President of Private Banking at Nova Savings Bank, a local community bank from 2004 until 2005. From 1998 until 2004 he was Vice Chairman and Managing Director of Millennium Bank, a community bank that was merged into Harleysville National Corporation. He was also employed as an Executive Vice President by CoreStates Bank and Meridian Bancorp. He previously held executive positions within other community banks with significant experience in retail banking, administration, commercial lending and marketing. He is currently a board member, capital campaign co-chair and member of the executive committee of Paoli Memorial Hospital Foundation.  Mr. Huey’s prior leadership and banking experience in community banks and larger financial institutions provides critical skills required for the board of directors’ oversight of retail banking, lending, and corporate governance.

Gerard M. Thomchick is a Director of the Corporation and is currently President of GMT, LLC, a consulting company. Previously he was Senior Executive Vice President and Chief Operating Officer of First Commonwealth Financial Corporation, a regional financial services company in western Pennsylvania from 1995-2007 and was President and CEO of First Commonwealth Bank, a regional bank and subsidiary of First Commonwealth Financial from 2005 to 2007. He has served the community during his career in various civic activities including Rotary President. He was previously a board member of the FHLB in Pittsburgh and was acting Chief Risk Officer and Chairman of the Credit Committee for the FHLB in 2009. He was also a member of the American Bankers Executive Council and served on the Financial Services Roundtable.  His prior leadership and banking experience in community banks and larger financial institutions provides critical skills required for the board of directors’ oversight of mergers and acquisitions, commercial lending, strategic planning, risk management, and treasury and investment management.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE CLASS I DIRECTOR NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The committees of the board of directors include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Board Risk Committee.

The Audit Committee met five times in 2014.  The Audit Committee arranges examinations by the Corporation's independent registered public accounting firm, reviews and evaluates the recommendations of the examinations, receives all reports of examination of the Corporation and the Bank by regulatory agencies, analyzes such reports and reports the results of its analysis of the regulatory reports to the Corporation's board of directors.  The committee receives reports directly from the Corporation's internal auditors on a quarterly basis, and recommends any action to be taken. The committee is also responsible for, among other things, assisting the board of directors in monitoring (i) the integrity of the consolidated financial statements of the Corporation, (ii) the independent auditor's qualification and independence, (iii) the performance of the Corporation's internal audit function and independent auditors, and (iv) compliance by the Corporation with legal and regulatory matters. The members of the Audit Committee are Edward F. Bradley, Chairperson, William R. Hartman, Michael J. Piracci and Gerard M. Thomchick. The board of directors has determined that Edward F. Bradley is an "Audit Committee Financial Expert" and "Independent" under applicable SEC and NASDAQ Rules.  The Audit Committee’s charter can be accessed on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” located under the “Investor Relations” page.

The Compensation Committee met five times in 2014.  The members of this committee are William R. Hartman, Chairperson, Linda Tabas Stempel, and Gerard M. Thomchick.  The Compensation Committee reviews and determines compensation for all Tier 1 executives (as defined below) and oversees the actions of the Salary Committee, which makes determinations regarding all other employees.  The committee also has the authority to manage, administer, amend and interpret the Corporation’s 2007 Long Term Incentive Plan and to recommend to the full board of directors or the independent directors of the Corporation, as applicable, among other things:

•	employees to whom awards shall be made under the plan;

•	the type of the awards to be made and the amount, size and terms of the awards; and

•	when awards shall be granted.

The Compensation Committee’s charter can be accessed on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” located on the “Investor Relations” page.

The Nominating and Governance Committee met two times in 2014.  The members of this committee are Edward F. Bradley, Chairperson, Robert R. Tabas, William R. Hartman, Michael J. Piracci and Murray Stempel, III.  The principal duties of the Nominating and Governance Committee include developing and recommending to the board of directors criteria for selecting qualified director candidates, identifying individuals qualified to become board members, evaluating and selecting, or recommending to the board of directors, director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Corporation and providing oversight in the evaluation by the board of each committee.

At a minimum we require our director candidates to be of full age, but not yet have attained the age of 75, and possess strength of character, mature judgment, familiarity with the Corporation’s business and industry, independence of thought, and an ability to work collegially.  The Nominating and Governance Committee does not maintain a formal diversity policy.  As described in its charter, the Nominating and Governance Committee has the discretion to consider all factors they deem appropriate, including, but not limited to, ensuring the board of directors as a whole is diverse and consists of individuals with various and relevant career experience, technical skills, industry knowledge and experience, financial expertise (including expertise that would qualify the director as an Audit Committee financial expert), and local or community ties.  The Nominating and Governance Committee maintains the authority to employ the assistance of search firms or advisors in connection with the selection and/or evaluation of director candidates.  No such search firm or advisor was used this year in connection with the nominees standing for election at the 2015 Annual Meeting of Shareholders.

The Nominating and Governance Committee has no formal process for considering director candidates recommended by shareholders, but its policy is to give the same consideration to any and all such candidates.  If a shareholder wishes to recommend a director candidate, the shareholder should mail the name, background and contact information for the candidate to the Nominating and Governance Committee at the Corporation's offices at 732 Montgomery Avenue, Narberth, Pennsylvania, 19072.  The Nominating and Governance Committee is responsible for identifying and evaluating all nominees for director, including any recommended by shareholders, and minimum requirements for nomination.  The Nominating and Governance Committee has adopted a written charter that can be accessed on the Corporation's website at www.royalbankamerica.com under the heading “Regulatory Filings” located under the “Investor Relations” page.

The Corporation established a Board Risk Committee in August 2012 which is responsible for assisting the board of directors in fulfilling its responsibilities for risk management oversight.  It is the committee’s responsibility to ensure that various risks inherent in the operation of the Corporation are appropriately identified, measured, mitigated and monitored within the framework of the board approved policies and enterprise risk management program.  The committee meets formally to discuss risks and monitor specific areas of the Corporation’s performance with their findings.  The members of this committee are Gerard Thomchick, Chairperson, Edward F. Bradley, Robert R. Tabas, William R. Hartman, Michael J. Piracci, Wayne Huey Jr., and F. Kevin Tylus.  The committee met five times in 2014.

The board of directors of the Corporation held twelve meetings during 2014.  Each incumbent director attended at least 75% of the aggregate number of meetings of the board of directors and the various committees on which he or she served.  The Corporation has no policy regarding attendance by directors at the Annual Meeting of Shareholders, but all directors attended the 2014 Annual Meeting of Shareholders.

LEADERSHIP STRUCTURE

The board of directors utilizes a leadership structure that has a Chief Executive Officer, F. Kevin Tylus (who is the Corporation’s principal executive officer and a director), a board chairman Robert R. Tabas, and a lead independent director, William R. Hartman.  This structure creates efficiency in the preparation of the meeting agendas and related board materials as the Corporation’s Chief Executive Officer interacts more directly with those preparing the necessary board materials and is more connected to the overall daily operations of the Corporation. Agendas are also prepared with the permitted input of the full board of directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The designation of a lead independent director also allows the Corporation to benefit from Mr. Hartman’s experience and leadership in previous executive positions within larger financial institutions and as chairman and CEO of a publicly traded company.

RISK OVERSIGHT

Each member of the board of directors has a responsibility to monitor and manage risks faced by the Corporation.  At a minimum, this requires the members of the board of directors to be actively engaged in board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors.  Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the board of directors through its review of the Corporation’s and the Bank’s compliance with regulations set forth by the banking regulatory authorities.  The Corporation established a Board Risk Committee during 2012 which is responsible for risk oversight.  The committee meets formally to discuss risks and monitor specific areas of the Corporation’s performance with their findings. In addition, the board of directors’ meeting agendas allow for the continuous oversight of risk by providing an environment which encourages the directors to ask specific questions or raise concerns and allots them sufficient time and materials to do so effectively.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Compensation Discussion and Analysis (CD&A) covers the Corporation’s executive compensation philosophy, approach, guidelines and programs, and the factors impacting the compensation of the executive team at Royal Bank America.  It is presented to provide shareholders with an understanding of the components of the compensation program and its alignment with the Corporation’s performance. The Named Executive Officers (NEOs) for the fiscal year 2014 are:

•	F. Kevin Tylus, President and Chief Executive Officer (“CEO”)
•	Robert A. Kuehl, Chief Administrative Officer (“CAO”) Retired 12/31/2014
•	Michael S. Thompson, Chief Financial Officer (“CFO”)
•	Lars Eller, EVP, Chief Retail Officer

Role of the Committee

The primary purpose of the Corporation’s Compensation Committee (the “Committee”) is to periodically review and recommend to the independent directors of the Corporation the compensation for the Corporation’s directors and certain senior executive officers, including the named executive officers (the “Tier 1 Executives”), and to periodically review the compensation of the other executive officers and employees of the Corporation as determined by the Salary & Benefits Committee. The Committee also has overall responsibility for recommending, approving and evaluating the compensation plans, policies and programs of the Corporation and its subsidiaries.  Direct responsibilities of the Committee include:

•	At least annually reviewing and approving corporate goals and objectives relevant to the compensation of the Tier 1 Executives, evaluating the performance of Tier 1 Executives in light of such goals and objectives, and recommending to the independent directors the compensation levels of the Tier 1 Executives, including base salary, annual incentive opportunity level, long-term incentive opportunity level, and the terms of any agreements, based on such evaluation. In recommending the long-term incentive component of the compensation of the Tier 1 Executives, the Committee considers the Corporation’s performance and relative shareholder return, the value of similar incentive awards to senior executive officers at comparable companies, the awards given to the Tier 1 Executives in past years, and other factors it deems appropriate.

•	At least annually reviewing the material performance criteria used by the Salary & Benefits Committee in evaluating executive officers other than the Tier 1 Executives and the material criteria used in establishing appropriate compensation, retention, incentive, severance, and benefit policies and programs applicable to such executive officers.

•	Periodically reviewing and making recommendations to the board of directors with respect to the adoption of or substantive changes in material employee benefit plans, bonus, incentive compensation, severance, equity-based or other compensation, or incentive plans of the Corporation and its subsidiaries.

•	Administering and having authority to recommend awards, subject to approval of the board of directors, under the Corporation’s long-term incentive plans, subject to the terms of the applicable plans.

•	Annually reviewing and determining the compensation of directors, subject to the approval of independent directors acting in executive session.

•	Ensuring that the Corporation uses sound compensation governance practices, which include compliance with all applicable regulations and laws, and ensuring that the compensation programs do not create any undue risk-taking.

•	Prior to the exit of the TARP program, the Committee was responsible for reviewing executive compensation to ensure compliance with applicable legal requirements of that program.

Role of Management

The role of management is to provide the Committee with reviews and recommendations for the Committee’s consideration, and to manage the Corporation’s executive compensation programs, policies and governance (as they relate to compensation).  Direct responsibilities of management in this process include:

•	Providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Corporation’s objectives.

•	Recommending changes, if necessary, to ensure achievement of all program objectives.

•	Recommending compensation levels and/or incentive awards for key executive officers other than the Tier 1 Executives.

In making compensation decisions, the Committee receives input from the CEO as it relates to his direct reports.  This information is considered; however, the Committee and/or Board make the final determinations.  The CEO is not present during deliberations concerning his own compensation and the Committee and Board hold regular executive sessions where management is not present.

Role of the Consultant

In 2014, the Compensation Committee retained the services of Pearl Meyer & Partners LLC (“PM&P”), an independent compensation consulting firm, to perform a competitive assessment of the Company’s executive compensation programs.  PM&P is a leading national compensation consulting firm that was formed in 1989 and specializes in executive and director compensation and compensation-related governance.  The firm has a dedicated group specializing in banking industry compensation levels and practices.  The executive compensation assessment included a comparison of the Bank’s program to its peers and recommendations for total remuneration, including base salary, cash incentives, long-term incentives and other compensation not generally available to all employees. The analysis included both survey data and a proxy peer group of similarly-sized institutions in the Middle Atlantic region. PM&P also assisted the Committee with compensation decisions in 2014 and 2015, which included base salary adjustments, equity awards and the development of incentive programs.

A representative from PM&P attends the Committee meetings upon request for the purpose of reviewing compensation data with the Corporation and participating in general discussions on compensation for the named executive officers. While the Committee considers input from PM&P when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

PM&P reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of PM&P as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Corporation by PM&P; (ii) the amount of fees from the Corporation paid to PM&P as a percentage of PM&P’s total revenue; (iii) PM&P’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of PM&P or the individual compensation advisors employed by PM&P with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Corporation owned by PM&P or the individual compensation advisors employed by PM&P.  The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of PM&P and the individual compensation advisors employed by PM&P as compensation consultants to the Corporation has not created any conflict of interest.

Executive Summary of Corporation Performance and Compensation Decisions

The successful performance during 2014 resulted from our management team’s efforts and abilities to execute on the Bank’s immediate priorities while holding to longer-term strategic objectives. During 2014, we achieved a number of milestones including the successful participation in the U.S. Treasury’s auction of our TARP preferred stock.  In addition, the Bank recorded net income of $5.1 million in 2014 which is more than double the $2.1 million net income of 2013.  Earnings per share were $0.14 compared to no earnings per share in 2013 and a loss of $1.33 per share in 2012.  Key financial highlights are shown below.

Performance Metric	2014	2013	2012
Net Income(Loss) ($ Millions)	$5.1	$2.1	$(15.6)
Diluted EPS	$0.14	$0.00	$(1.33)
ROAA	0.7%	0.3%	(1.9%)
ROAE	9.0%	4.2%	(22.9%)

Compensation Decisions

The U.S. Treasury conducted an auction of the Corporation’s Series A Preferred Stock owned by the Treasury and completed the sale of all of the Series A Preferred shares owned by the Treasury in July 2014.  As a result of no longer being subject to compensation restrictions, the Committee, with assistance from its independent compensation consultants, reviewed the executive compensation programs and the levels of compensation provided to our executives.  The Committee made a number of changes to the executives’ compensation programs in 2014 and 2015.  The following compensation actions were taken:

Decisions in 2014:

•	No base salary increases.
•	Payment of $100,000 and $40,000 in salary stock to Messrs. Tylus and Eller, respectively per the terms of their prior agreements.
•	The annual bonus, which was reduced for the time in which the Corporation was under the executive compensation restrictions, was paid out on a prorated basis and was determined based on consultation with PM&P. The amounts for 2014 performance, paid in 2015 were as follows:

Name	Amount	% of Base Salary
F. Kevin Tylus	$74,350	17.5%
Robert A. Kuehl	$25,500	10.4%
Michael S. Thompson	$18,000	10.0%
Lars B. Eller	$21,500	10.0%

Decisions in 2015:

•	Base pay increases were awarded to the following named executive officers, effective January 2015:

Name	2014 Base Salary	2015 Base Salary	$ Increase	% Increase
F. Kevin Tylus	$425,000	$437,500	$12,500	2.9%
Lars B. Eller	$215,000	$220,000	$5,000	2.3%
Michael S. Thompson	$180,000	$195,000	$15,000	8.3%

•	Salary stock was discontinued for Messrs. Tylus and Eller.
•	Messrs. Tylus, Thompson, and Eller were granted option awards of 25,000 shares, 10,000 shares and 10,000 shares, respectively.
•	A new annual incentive plan was approved, which will be based on achieving selected financial performance and individual goals. Target award percentages were established as a percentage of base salary as follows:

Name	Target %
F. Kevin Tylus	33%
Lars B. Eller	20%
Michael S. Thompson	20%

The Committee may make additional compensation decisions for 2015, acting on a strong desire to reestablish a pay-for-performance environment that will support our long term goals and strategies.  Our goal is to develop programs that align the executive team‘s compensation with the Corporation’s performance and to create long-term value for its shareholders.

Executive Compensation Program Objectives

1.  Compensation Objectives

The chief compensation objectives of the Corporation for executive officers and directors are to:

(i)	Establish compensation programs that are competitive in the banking industry so that the Corporation can attract, motivate and retain talented, competent and experienced management and directors,

(ii)	Set compensation based upon certain performance measurements so that pay is aligned with performance,

(iii)	Benchmark the Corporation’s performance against peer groups (detailed later) to verify that pay levels versus performance are consistent with pay/performance levels in the banking industry, and

(iv)	Align the objectives of the Corporation’s management and directors with the objectives of the Corporation’s shareholders.

Overall, the Corporation strives to design its compensation program to enable the Corporation to:

•	Support its business plan and strategy by clearly setting forth what is expected of executives with respect to financial results and goals and by rewarding achievement of such results and goals;

•	Recruit and retain executive talent; and

•	Align management performance and their interests with the interests of the Corporation’s shareholders.

2.   Intent of Program Design

The Corporation has historically sought to achieve its compensation objectives by offering the following key elements of executive compensation:

•	Base salary;

•	Annual performance-based bonus program, paid in cash;

•	Periodic (generally annual) grants of long-term, equity-based compensation; this is comprised generally in the form of restricted stock and stock options.

The Corporation intends that the design of its compensation program reward executive management and directors for profitability, longevity, profitable growth, price appreciation of the Corporation’s stock and having high standards of ethics and integrity.

3.  Pay Positioning and Compensation Mix

The Corporation has not established a formal policy regarding the level of executive pay to which the Committee manages compensation decisions.  In general, the Committee strives to ensure that executives are fairly compensated given their role and responsibilities, experience, performance and strategic value to the business.  Similarly, the Corporation has not established a formal policy regarding the mix between fixed and variable forms of pay or between annual and long-term incentives.  The Committee in its decision making reviews market practices, and makes decisions regarding pay mix in light of total compensation and the Company’s strategic direction.

4.  Elements of Compensation

Base Salary

The objective of base salary is to reflect job duties, inherent value of the executive to the Corporation, and performance of the executive considering market competitiveness.

The Committee has relied on the market assessment conducted by PM&P to determine base salary for the Tier 1 Executives, which includes the named executive officers.  The Committee uses a number of factors to determine base salary increases, including the following:

•	Requirements and responsibilities of the position along with salary norms for executives in comparable positions at peers;

•	Expertise of the individual executive;

•	Market competition for services of similar executives;

•	Recommendations of the Chief Executive Officer (except with respect to his own compensation).

Annual Performance-based Bonus Program

Prior to 2015, the Corporation determined annual bonuses on a subjective basis considering the Corporation’s financial performance, achievement of non-financial business objectives and individual performance.  The Corporation paid no bonuses during the time in which it was prohibited from doing so under TARP.  For 2014, accrued bonuses were paid in 2015 to the named executive officers, taking into account the time in which the Corporation was subject to the executive compensation restrictions.

The Committee has approved an annual incentive plan effective for 2015, which uses a scorecard approach to incentive payments.  Based on achievement of pre-established corporate and individual goals, the plan will pay out between 0% to 100% of the executives’ target award.  Each year, the Committee will establish a minimum level of net income that must be met before any awards are paid under the Plan.  If the trigger is not achieved, no amounts are paid on either the corporate or individual performance measures even if those goals are achieved.  The plan includes claw back language, where amounts paid are recovered if payments were made in error and performance results are subsequently restated in the consolidated financial statements.

Long-term Incentive Compensation

To encourage employee retention and long-term service, the Corporation offers an omnibus long-term incentive plan, intended to focus executives on market appreciation of the stock price, thereby further aligning the interests of the executives with those of the Company’s shareholders under which the Committee could recommend the issuance of stock options, restricted stock and other long term equity compensation (subject to subsequent full Board of Directors approval).

The long-term incentive program, which is an equity-based omnibus long-term incentive plan approved by shareholders in 2007 (the “LTIP”), permits a periodic award, generally intended to be annual, to the named executive officers and other key staff members.  The chief program objective is to align executive officer compensation over a multi-year period directly with the interests of shareholders by rewarding the creation and preservation of long-term shareholder value.

In addition to providing for the issuance of incentive and nonqualified stock options, the LTIP contains a restricted stock component, which over the life of the LTIP may not exceed 250,000 shares of the 1,000,000 total shares authorized under the LTIP.  A restricted stock award is an award of common stock that is subject to restrictions on transfer until certain vesting requirements are satisfied, which may include one or more performance goals set by the Committee.  The Committee recommends, subject to board of directors approval, the terms and conditions of each restricted stock award.  By permitting the use of vesting provisions and performance criteria for awards, the program is intended to encourage executive officers to create and maintain stock value, while also providing an incentive to continue employment with the Corporation, thus helping the Corporation to retain talented, motivated and forward-thinking executives.

Under the LTIP, if a participant terminates employment or service due to death, disability, retirement, or is involuntarily terminated other than for cause, the participant may exercise a vested stock option at any time within five years after such termination (unless a shorter time period is provided in the grant agreement), up to the expiration date of the term of such stock option.  If a participant voluntarily terminates employment or service (other than by reason of retirement), the participant may exercise a vested stock option at any time within three months after such termination (unless a shorter time period is provided in the grant agreement), up to the expiration date of the term of such stock option.  If a participant’s termination is for cause, the participant forfeits all outstanding stock options.  The board of directors also has the ability to terminate outstanding stock options if the board of directors determines that the participant has engaged in a “harmful activity” in relation to the Corporation (generally, certain unauthorized uses of confidential information or the solicitation of employees or customers during or for a period of six months following employment).

The exercise or strike price for a stock option under the LTIP is set at fair market value, defined as the closing trading price for the Corporation’s stock on the NASDAQ Stock Market on the date of grant.  The Corporation will not grant stock options with exercise prices below fair market value.  The Corporation will not reduce the exercise price of outstanding options below the fair market value exercise price that was set at the original time of grant.

No shares of restricted stock were granted under the LTIP to any participant, including the Tier 1 Executives, during 2014, 2013, or 2012.

No stock options were granted under the LTIP to any of the Tier 1 Executives during 2014, 2013, and 2012.  The Corporation from time to time will grant stock options in connection with the hiring of new officers in order to attract talented individuals and to remain competitive with other financial institutions.

Benchmarking

Both survey data and peer group information was prepared and presented by PM&P to the Committee.  The peer group consisted of 21 banks in the Middle Atlantic region, headquartered in a Metro region.  The median asset size was approximately $770 million in assets based on year-end 2013.  The asset range was approximately 0.5x – 2x of the Company’s asset size and ranged from $377 million to $1.2 billion in assets.

The peer group consisted of the following companies:

1st Constitution Bancorp	Howard Bancorp
ACNB Corporation	Mid Penn Bancorp
AmeriServ Financial	Old Line Bancshares
Bancorp of New Jersey	Orrstown Financial Services
Bay Bancorp	Parke Bancorp
Citizens & Northern Corporation	Republic First Bancorp
Codorus Valley Bancorp	Stewardship Financial Corporation
Community Financial Corporation	Sussex Bancorp
DNB Financial Corporation	Two River Bancorp
First Bank	Unity Bancorp
Glen Burnie Bancorp

PM&P’s review of the Corporation’s executive compensation programs for 2014 revealed that while aggregate total cash compensation approximated the market 75th percentile due to a competitive base salary and salary stock,  total remuneration was below market since no annual incentive awards nor  equity awards (other than salary stock) were made to the executives, and no additional retirement compensation was provided.    The review will be further used in 2015 in developing future market-based compensation programs.

Corporate Governance

The company’s corporate governance policies and practices are designed to promote sound and effective corporate governance and include the following.
•	In the event the Corporation restates its financial results, our incentive compensation clawback policy allows our Board of directors to recoup any excess incentive compensation paid to our NEOs upon which an award is based due to fraud, intentional misconduct or gross negligence.
•	Our equity awards reward performance and vest over a three-year time horizon to ensure sustainable performance and sound risk management.
•	We conduct a risk assessment of all of our incentive compensation plans and the Committee reviews the assessment to ensure the incentive compensation programs do not encourage inappropriate risk taking.
•	The members of the Corporation’s Audit Committee members are all independent.
•	Our Chief Executive Officer and Chairman of the Board are separate individuals.

Director Compensation

Similar to executive officers and staff, the Corporation desires to attract and retain talented, motivated and competent directors for its board of directors.  The Corporation has established key objectives for board compensation of encouraging attendance at meetings. To facilitate this, the Corporation has designed compensation incentives for its board members. Please see the “Director Compensation Table” section for more information and narrative.

Tables and Other Narrative Disclosures

Summary Compensation Table

Below is the “Summary Compensation Table” for the Corporation’s named executive officers for 2014.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non -Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)

F. Kevin Tylus	2014	525,000	74,350	-	-	-	-	2,500	601,850
Principal Executive Officer	2013	525,000	-	-	-	-	-	392	525,392
President & CEO (2)	2012	-	-	-	-	-	-	-	-

Robert A. Kuehl	2014	245,200	25,500	-	-	-	-	2,500	273,200
Executive Vice President &	2013	245,200	-	-	-	-	-	392	245,592
Chief Administrative &	2012	229,260	-	-	-	-	-	110	229,370
Risk Officer (3)

Michael S. Thompson	2014	180,000	18,000	-	-	-	-	2,500	200,500
Principal Finanical Officer	2013	180,000	-	-	-	-	-	3,336	183,336
Executive Vice President &	2012	180,000	-	-	-	-	-	31,666	211,666
Chief Financial Officer (4)

Lars B. Eller	2014	255,000	21,500	-	-	-	-	2,500	279,000
Executive Vice President &
Chief Retail Officer (5)

(1)	Please see the table below for a breakdown of the terms and amounts comprising All Other Compensation.
(2)	Mr. Tylus was appointed as President and Chief Executive Officer of the Corporation on February 20, 2013, and as President and Chief Executive Officer of the Bank on December 18, 2012. Included in Mr. Tylus’ salary for 2014 and 2013 is $100,000 that is paid in the form of Class A common stock of the Corporation.
(3)	Mr. Kuehl retired from the Corporation on December 31, 2014. Prior to retirement, Mr. Kuehl most recently served as Chief Administrative and Risk Officer of the Corporation and the Bank.
(4)	Mr. Thompson was appointed Executive Vice President and Chief Financial Officer of the Corporation and the Bank in September 2012. Mr. Thompson previously served as the Corporation’s Chief Accounting Officer.
(5)	Mr. Eller has served as Executive Vice President and Chief Retail Officer of the Bank since December 2013. Included in Mr. Eller’s salary for 2014 is $40,000 that is paid in the form of Class A common stock of the Corporation.

The following table sets forth information identifying the items and amounts that comprise All Other Compensation reflected in the “Summary Compensation Table” above.

Components of All Other Compensation
Name	Year	Automobile Benefit ($) (1)	401 (k) Employer Contribution ($)	Director Fees ($)	Club dues Allowance ($)	Other Compensation ($) (2)	Total ($)

F. Kevin Tylus	2014	-	2,500	-	-	-	2,500
	2013	-	392	-	-	-	392

Robert A. Kuehl	2014	-	2,500	-	-	-	2,500
	2013	-	392	-	-	-	392
	2012	-	110	-	-	-	110

Michael S. Thompson	2014	-	2,500	-	-	-	2,500
	2013	2,944	392	-	-	-	3,336
	2012	4,783	110	-	-	26,773	31,666

Lars B. Eller	2014	-	2,500	-	-	-	2,500

(1)	For Mr. Thompson, the Automobile Benefit for 2013 and 2012 reflects the value of the benefit for the use of a company owned vehicle through August 1, 2013.
(2)	For Mr. Thompson, Other Compensation for 2012 consists of a retention payment of $25,000 and payment of previously unused paid time off.

The table does not include benefits generally available to all salaried employees such as medical health coverage, disability coverage, life insurance and benefits made available under cafeteria plans.

Grants of Plan-Based Awards

Management of the Corporation utilizes input from professional advisors, publications and similar sources in determining practices and terms of its Long-Term Incentive Program (the “LTIP”) to develop recommendations to the Committee.  This includes recommending new key staff as participants in the LTIP.  Management may also from time to time give the Committee input on the aggregate amount of options and/or restricted stock to be awarded under the LTIP during a fiscal year, and changes to award allocation methods.  Management does not make any recommendation on awards for the Chief Executive Officer.  The Committee then takes the input from management and consults with its compensation consultant, Pearl Meyer & Partners, and other advisors in formulating the Committee’s recommendation to the independent directors for the adoption of any plan changes, allocation changes or awards of stock options and or restricted stock. In general, any actions that the Committee takes with respect to the grants of awards and the terms and conditions of such awards and the modification thereof are subject to the review and approval by the full board.  The grants are issued on the date the board of directors provides its approval after considering the Committee’s recommendation.

There were no grants of stock options or restricted shares to the named executive officers during 2014.

Outstanding Equity Awards Table

The table that follows provides information on outstanding stock options and restricted shares awarded to the named executives as of February 28, 2015.  The stock option grants shown below that expire in 2025 vests ratably 33 1/3% beginning on the first anniversary date of the grant date.  All other stock option grants listed below have fully vested as of December 31, 2014.  Each restricted stock award vests three years from the grant date.  There were no restricted stock awards outstanding for any of the named executive officers as of December 31, 2014.

Outstanding Equity Awards Table
	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

F. Kevin Tylus	25,000	-	-	$1.83	02/18/25	-	$-
Principal Executive Officer
President & CEO

Michael S. Thompson	2,022	-	-	$21.88	06/16/15	-	$-
Principal Financial Officer	2,112	-	-	$21.78	06/29/16	-	$-
Executive Vice President &	1,109	-	-	$20.08	07/18/17	-	$-
Chief Financial Officer	4,700	-	-	$4.50	10/07/18	-	$-
	10,000	-	-	$1.83	02/18/25	-	$-

Robert A. Kuehl	6,500	-	-	$4.50	10/07/18	-	$-
Executive Vice President
Chief Admistrative & Risk Officer

Lars B. Eller	10,000	-	-	$1.83	02/18/25	-	$-
Executive Vice President &
Chief Retail Officer

Option Exercises and Stock Vested Table

There were no stock options exercised by any of the named executive officers, and no stock awards vested for any of the named executive officers during 2014.

Employment Agreement and Change in Control Agreements

On March 4, 2015, Royal Bank America (the “Bank”) entered into an amended and restated employment agreement with F. Kevin Tylus.  The amended and restated employment agreement supersedes the employment agreement with Mr. Tylus, dated November 20, 2013.  The term of the amended and restated agreement for Mr. Tylus expires on December 31, 2016, subject to annual renewals thereafter absent notice of nonrenewal by either party at least 90 days prior to an annual renewal date.

Under the amended and restated agreement, Mr. Tylus is entitled to receive an annual cash base salary of $437,500.  (The provisions of Mr. Tylus’ prior agreement that provided for $100,000 annually in salary stock payable in fully vested shares of the Corporation’s common stock in addition to cash base salary are not included in the amended and restated employment agreement).  The amended and restated employment agreement also provides for participation in employee benefit plans and programs maintained by the Corporation and the Bank for the benefit of their executive officers, including participation in cash bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits described in the agreements.

Following a “change in control” of the Corporation, if Mr. Tylus’ employment is terminated other than for cause or disability, or if Mr. Tylus resigns after the occurrence of specified events of “good reason” following a change in control, he will receive a lump-sum cash payment equal to three times his annual base salary.  In the event his employment is terminated other than for cause or disability, or if Mr. Tylus resigns after the occurrence of specified events of “good reason” absent a change in control of the Corporation, he would receive a lump-sum cash payment equal to two times his base salary.  The agreement provides for the reduction of any severance payments to the extent necessary to ensure that Mr. Tylus will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code.

The Bank also entered into change in control agreements on March 4 and March 5, 2015 with each of Michael S. Thompson, Executive Vice President and Chief Financial Officer of the Corporation and the Bank, Lars B. Eller, Executive Vice President and Chief Retail Officer of the Bank, Kathryn McDonald, Executive Vice President and Chief Credit Officer of the Bank, and Mark Biedermann, Executive Vice President and Chief Lending Officer of the Bank.  Under each of these agreements, if, following a “change in control” of the Corporation, the employment of the officer is terminated other than for cause or disability, or if the officer resigns after the occurrence of specified events of “good reason” following a change in control, he or she will receive a lump-sum cash payment equal to two times annual base salary.  Each of the agreements provides for the reduction of any payments to the applicable officer to the extent necessary to ensure that he or she will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code.  The prior employment agreements between the Corporation and the Bank and each of Mr. Thompson and Mr. Eller have either expired or been superseded and replaced with the change in control agreement described in this paragraph, so that, at the date hereof, the only employment agreement to which the Corporation or the Bank is a party with an executive officer of the Corporation is the amended and restated employment agreement with Mr. Tylus.

Director Compensation Table

Director compensation is based on analysis conducted by the Corporation’s management and the Committee, and focuses on director compensation practices of its peers, especially those peers of similar asset size as the Corporation.  Fees paid to non-employee board members are as follows:

a)	Annual retainer of $10,000. (This retainer is paid quarterly and each director has the opportunity to take the cash equivalent in shares of the Corporation’s Class A common stock in lieu of the cash payment.) Should a board member miss three meetings during a calendar year, any unpaid quarterly retainer is forfeited; and

b)	A board meeting attendance fee of $1,250 per meeting. The board member must be present in person at the meeting in order to be entitled to receive the fee. In the event a board member attends via teleconference, the fee paid will be 50% of the regular fee for attendance.

In previous years, board members received annual grants of stock options.  The exercise price for each option grant is set in the same manner as the Option Plan, detailed above.  However, no stock options have been granted for board service since 2008.

In addition, fees are paid to non-employee directors for service on committees and sub-committees of the board.  The Chair of the respective sub-committee is paid $750 per meeting.  The other directors, outside of the Chair, attending the meetings are paid $500 per meeting.  The principal committees and sub-committees of the board are the (i) Executive Loan Committee; (ii) Audit Committee; (iii) Compensation Committee; (iv) Board Risk Committee; (v) Nominating and Governance Committee; (vi) Special Assets Committee; and (vii) Board Capital and Strategy Committee.  Independent directors also receive fees for meetings of the independent directors which they attend.  Outside directors are compensated at the reduced per meeting rates of $300 for teleconference committee meetings and $400 for web-based meetings. The Chair of the Audit Committee is paid a monthly retainer of $1,000. The Lead Independent Director is paid a monthly retainer of $1,500.  The presiding director for meetings of the independent directors is paid $750 per meeting.

The following table provides information on payments made to all directors by the Corporation and subsidiaries during 2014, except for Mr. Tylus whose compensation is reported in the “Summary Compensation Table” and related tables.

Director Compensation Table`
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)

Edward F. Bradley	$53,150	$-	$-	$-	$-	$-	$53,150
William R. Hartman	$60,075	$-	$-	$-	$-	$-	$60,075
Wayne R. Huey, Jr.	$34,850	$-	$-	$-	$-	$-	$34,850
Michael J. Piracci	$33,350	$-	$-	$-	$-	$-	$33,350
Linda Tabas Stempel	$25,750	$-	$-	$-	$-	$-	$25,750
Murray Stempel, III	$43,950	$-	$-	$-	$-	$-	$43,950
Robert R. Tabas	$46,050	$-	$-	$-	$-	$81,350	$127,400
Gerard M. Thomchick	$36,925	$-	$-	$-	$-	$-	$36,925
Howard Wurzak	$39,750	$-	$-	$-	$-	$-	$39,750

(1)	No stock awards or stock option grants were made during 2014.
(2)	For Mr. Tabas represents annual stipend for serving as Chairman of the Board.

Outstanding Stock Options Held by Directors

The following table provides information on total outstanding stock options held by outside directors under the Director Plan at February 28, 2015:

Director Stock Options Table
Director Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Options (#) Total Outstanding

Edward F. Bradley	-	-	-
William R. Hartman	-	-	-
Wayne R. Huey, Jr.	-	-	-
Michael J. Piracci	-	-	-
Linda Tabas Stempel	6,431	-	6,431
Murray Stempel, III	12,400	-	12,400
Robert R. Tabas	14,836	-	14,836
Gerard M. Thomchick	-	-	-
Howard Wurzak	6,431	-	6,431

Compensation Committee Interlocks and Insider Participation

No member of the board of directors who served on the Compensation Committee during 2014 was an officer or employee of the Corporation or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or Compensation Committee of any other entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management, and, based upon such review and discussion, has recommended to the Board of Directors that the Compensation and Discussion and Analysis be included in this proxy statement and the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Additionally, the Compensation Committee certifies that as a participant in the U.S. Treasury’s TARP Capital Purchase Program through July 2, 2014:

1)   It has reviewed with the senior risk officer the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Corporation;

2)  It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and

3)  It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.

Submitted by the Compensation Committee of the Corporation’s Board of Directors:

William R. Hartman, Chairman
Linda Tabas Stempel
Gerard M. Thomchick

Audit Committee Report

The Audit Committee reports to the board of directors on its activities and findings. The board of directors in accordance with Section 404 of the Sarbanes-Oxley Act has identified Mr. Bradley as the “Audit Committee Financial Expert.”

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. BDO USA, LLP, the Corporation’s independent registered accounting firm for 2014, is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  The members of the committee are not professionals engaged in the practice of accounting or auditing and are not professionals in these fields. The committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal controls over financial reporting, that the consolidated financial statements have been prepared with integrity and objectivity and that such consolidated financial statements have been prepared in accordance with generally accepted accounting principles.

In this context, the committee has reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2014, and management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting.

The committee has discussed with BDO USA, LLP the matters that are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communication with Audit Committees.”  The committee has received from BDO USA, LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the committee concerning independence and has discussed with management and BDO USA, LLP that firm’s independence. The committee has concluded that BDO USA, LLP’s provision of audit and non-audit services to the Corporation and its affiliates are compatible with BDO USA, LLP’s independence.

Based on the considerations and discussions referred to above, and subject to the limitations on our role and responsibilities described above, the committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2014 be included in our Annual Report on Form 10-K for 2014. This report is provided by the following independent directors, who comprise the Audit Committee:

Edward F. Bradley, Chairman
William R. Hartman
Michael J. Piracci
Gerard M. Thomchick

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s officers and directors, and persons who own more than 10% of the registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation copies of all Section 16(a) forms they file.

Based solely on its review of forms received from certain reporting persons, or written representations from reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 2014 through December 31, 2014 its officers and directors were in compliance with all filing requirements applicable to them.

Interest of Management and Others in Certain Transactions

NASDAQ Marketplace Rule 4350(h) requires that we conduct an appropriate review of related party transactions for potential conflict of interest situations on an ongoing basis, and all such transactions must be approved by our Audit Committee or another independent body of the board of directors.

Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify our Chief Executive Officer.  A conflict exists any time one faces a choice between what is in a person’s own personal interest (financial or otherwise) and the interest of the Corporation.  Prior to consideration, full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction is required.

To identify related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

In the ordinary course of business, Royal Bank America, the Corporation’s wholly owned banking subsidiary, has had, and expects to have in the future, banking transactions with directors, officers of the Bank, principal shareholders of the Corporation and their associates which involve substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with other parties not related to the bank, and no more than the normal risk of collectability or other unfavorable features.

The largest aggregate amount of indebtedness to the Corporation and Royal Bank America during the year 2014, by all directors (as of December 31, 2014) and officers of the Corporation and Bank as a group, and their affiliates, was $100,000. The total of such outstanding loans at December 31, 2014, was $0 as there are no remaining loans to directors or executive officers of the Corporation or the bank.

The Corporation has had and intends to have business transactions in the ordinary course of business with directors, officers and associates on comparable terms as those prevailing from time to time for other non-affiliated vendors of the Corporation.  During 2014, the Corporation used the services and banquet facilities of the Hilton Philadelphia Hotel for some of its board of directors meetings.  The Hilton Philadelphia Hotel complex is managed by Howard Wurzak and owned by Stout Road Hotel Development, 37.5% of which is owned by Evelyn R. Tabas, 37.5% of which is owned by the Daniel M. Tabas Trust, and 25% of which is owned by Howard and Joanne Wurzak.  In addition, the Corporation used the services and banquet facilities of the Sheraton Valley Forge for some of its board of director meetings and the annual shareholders meeting in 2014.  The Sheraton Valley Forge is managed by Howard Wurzak and owned 33% by the Daniel M. Tabas Trust and 17% by Howard Wurzak and other members of his immediate family.

A copy of our Code of Ethics is available on our website at www.royalbankamerica.com under  the “Regulatory Filings” link located under the “Investor Relations” page and any shareholder may obtain a printed copy of the Code of Ethics by writing to Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072, or by calling Investor Relations, Michael Thompson, at (610) 668-4700 extension 3100. There were no waivers of the provisions of our Code of Ethics for any director or any other executive officer in 2014 or through the date of this proxy statement during 2015.  In the unlikely event that there is a waiver of our Code of Ethics, the waiver will be described on our website at www.royalbankamerica.com under the “Regulatory Filings” link located under the “Investor Relations” page.

Shareholder Proposals and Communications

Our 2016 annual meeting with be held on or about May 18, 2016, subject to the right of our board of directors to change such date based on changed circumstances. Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation's proxy statement for its 2016 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Royal Bancshares of Pennsylvania, Inc. at its principal executive offices, 732 Montgomery Avenue, Narberth, Pennsylvania 19072, not later than December 11, 2015. Any shareholder, who wishes to submit a proposal for inclusion on Corporation’s 2016 meeting agenda, but not in the Corporation's proxy statement, must deliver the proposal in writing to the Secretary of Royal Bancshares of Pennsylvania, Inc. at its principal executive offices, 732 Montgomery Avenue, Narberth, Pennsylvania 19072, not later than February 19, 2016. A shareholder who desires to propose an individual for consideration by the board of directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the Corporation's Bylaws.  Any shareholder who intends to nominate any candidate for election to the board of directors must notify the Secretary of the Corporation in writing not less than 90 days prior to the regular date of the annual meeting of shareholders or not later than 7 days after the date on which notice was given for any other meeting of shareholders called for the election of one or more directors.

Any shareholder who wishes to communicate with the board of directors may send correspondence to Robert R. Tabas, Chairman at 732 Montgomery Avenue, Narberth, Pennsylvania, 19072, Phone # (610) 668-4700, or by sending an electronic message to Mr. Tabas at rtabas@royalbankamerica.com.  Mr. Tabas will submit your correspondence to the board of directors or the appropriate committee as applicable.

ITEM NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            Under the Audit Committee’s charter, the Committee is responsible for the selection of the Corporation’s independent registered public accounting firm.  The Committee also evaluates and monitors the auditors’ qualifications, performance and independence.  This evaluation includes a review and evaluation of the lead partner of the independent registered public accounting firm.  The Committee also takes into account the opinion of the Corporation’s management.  More can be learned about the Committee’s responsibility with respect to the independent registered public accounting firm in the Committee’s charter, which is available on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” on the “Investor Relations” page.

Although ratification is not required by our Bylaws or otherwise, the board of directors is submitting the selection of BDO USA, LLP to our shareholders for ratification because we value our shareholders’ views on the Corporation’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation.

On September 22, 2014, the Company informed ParenteBeard LLC ("ParenteBeard") that it had been dismissed as the Company's independent registered public accounting firm. On October 2, 2014, BDO USA, LLP was engaged as the Company's independent registered public accounting firm. The dismissal of ParenteBeard as the Company's independent registered public accounting firm and the engagement of BDO USA, LLP as the new independent registered public accounting firm were approved by the Audit Committee of the Company.

The reports of independent registered public accounting firm ParenteBeard regarding the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2013 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2012 and 2013, and during the interim period from December 31, 2013 through September 22, 2014, the date of dismissal, there were no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of ParenteBeard, would have caused it to make reference to such disagreement in its reports and no “reportable events” within the meaning of Item 304(a)(1)(v) of SEC Regulation S-K.

We provided ParenteBeard with a copy of the Current Report on Form 8-K filed with the SEC on September 26, 2014 regarding the change in our certifying accountant prior to its filing with the SEC and requested ParenteBeard to furnish the Company with a letter addressed to the SEC stating whether it agreed with above statements and, if it does not agree, the respects in which it did not agree. A copy of the letter, dated September 26, 2014, was filed as Exhibit 16.1 to that Current Report and is incorporated by reference herein.

For the years ended December 31, 2013, 2012 and 2011, through September 22, 2014, there was one "reportable event" within the meaning of Item 304(a)(1)(v) of Regulation S-K, relating to disclosure of a material weakness in internal control over financial reporting. In its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company disclosed that a material weakness existed with respect to the internal controls over financial reporting for income taxes. The Company’s procedures and controls related to financial reporting were not effective to ensure that amounts related to a net income tax receivable were accurate.  The Company outsources to a third party Certified Public Accounting firm the preparation of annual tax returns.  Specifically the Company did not have procedures in place to review the CPA firm’s supporting work papers, to reconcile tax payments made by the Company and refunds received from the Internal Revenue Service, and to reconcile the numerous amended tax returns for tax years 2005 through 2007.  These amended returns were filed during the time period 2008 through 2011. In the fourth quarter of 2013, after an IRS joint committee closed their review of amended returns, management determined that a cumulative net income tax receivable, which had been created by carrying back net losses from 2008 through 2009, would not be realized. To remediate the weakness identified above with respect to internal controls related to the accounting for income taxes, the Company has engaged a nationally recognized independent public accounting firm to review and improve the Company’s accounting procedures related to income taxes. There were no other "reportable events" as such term is defined in Regulation S-K.

During the years ended December 31, 2012 and 2013, and during the interim period from the end of the most recently completed fiscal year through October 2, 2014, the date of engagement of BDO USA, LLP as the Company’s independent registered public accounting firm, the Company did not consult with BDO USA, LLP on (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that may be rendered on the Company’s consolidated financial statements, or (iii) any matter that either was the subject of a disagreement, with the meaning of Item 304(a)(1)(iv) of SEC Regulation S-K, or a “reportable event,” within the meaning of Item 304(a)(1)(v) of SEC Regulation S-K.

Representatives of BDO USA, LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

The Audit Committee unanimously selected BDO USA, LLP  as the Corporation’s independent registered public accounting firm for 2015, subject to shareholder ratification.

Audit Fees

Fees pertaining to services rendered to the Corporation by BDO USA, LLP during the year ended December 31, 2014 and by ParenteBeard, LLC during the year ended December 31, 2013 were as follows:

	Year ended December 31,
	2014	2013

Audit fees	$164,000	$252,000
Audit related fees	-	12,000
Tax fees	-	59,000
All other fees	-	-

Total fees:	$164,000	$323,000

The audit and audit related fees shown above for 2014 include the fees related to BDO USA, LLP who became the Corporation’s independent registered public accounting firm in October 2014. The fees do not include the review of the first two quarters of 2014’s Form 10-Q which were completed by the previous independent registered public accounting firm.  No tax fees are shown for 2014 with respect to BDO USA, LLP because the Corporation’s taxes are handled by another independent registered public accounting firm.

The fees for 2013 shown in the table above relate to the Corporation’s previous independent registered public accounting firm.

Audit Fees include fees billed (or estimated to be billed) for professional services rendered for the audit of the annual consolidated financial statements and fees billed for the review of financial statements, including expenses, included in the Corporation's Forms 10-K and 10-Q and services that are normally provided by BDO USA, LLP for 2014 and the Corporation’s previous independent registered public accounting firm for 2013 in connection with statutory and regulatory filings or engagements.  Audit fees for 2013 included fees related to the Corporation’s registration statement in connection with the Corporation’s shareholder rights offering.

Audit Related Fees for 2014 and 2013 include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s consolidated financial statements and are not reported under the Audit Fees section of the table above.  Audit Related Fees for 2013 were related to audit of the Corporation's 401(k) Plan.

Tax Fees for 2013 include fees billed for professional services rendered by ParenteBeard, LLC for 2013 for tax compliance, tax advice, and tax planning.  These services included review and preparation of the Corporation's federal and state tax returns.

The Audit Committee maintains a policy requiring that it pre-approves all audit and permitted non-audit services provided by BDO USA, LLP.  All non-audit services provided in 2014 were pre-approved by the Audit Committee. The Audit Committee has considered whether, and determined that, the provision of the non-audit services reflected above is compatible with maintaining BDO USA, LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP’S APPOINTMENT AS THE CORPORATION’S INDEPENDENT REGISTERED ACCOUNTING FIRM.

ITEM NO. 3
ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to submit a proposal allowing our shareholders to cast an advisory vote on the compensation paid to our named executive officers pursuant to the policies and programs described in the Compensation Discussion and Analysis and disclosed in the tables and narrative disclosure included in this Proxy Statement.

As described in the Compensation Discussion and Analysis, our compensation programs are designed to establish compensation programs that are competitive in the banking industry, ensure that compensation is based upon certain performance measurements so that pay is aligned with performance, benchmark the Corporation’s performance against peer groups to verify that pay levels versus performance are consistent with pay/performance levels in the banking industry, and align the interests of the Corporation’s management and directors with interests of the Corporation’s shareholders.

Item No. 3, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder an opportunity to endorse or not endorse our executive compensation programs and policies through a vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s executives,  as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) and the tabular disclosure (together with the accompanying narrative disclosure) in this proxy statement.”

Because your vote is advisory, it will not be binding upon the board of directors.  The Compensation Committee of the board of directors will, however, take into account the results of the vote on this matter when considering future executive compensation programs and arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADOPTION OF THE ADVISORY (NON-BINDING) RESOLUTION ON EXECUTIVE COMPENSATION.

OTHER MATTERS

The board of directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the proxy holders’ intent to vote on such matters in accordance with the recommendations of the board of directors of the Corporation.

Annual Report for 2014

Our Annual Report to the Shareholders for the fiscal year ended December 31, 2014 has been made available online at www.royalbankamerica.com under the “Regulatory Filings” link located under the “Investor Relations” page.  Our Annual Report is furnished to shareholders for their information.  No part of the Annual Report is incorporated by reference herein.

Upon request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed with the Commission on March 26, 2015), including a list of exhibits thereto, required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, may be obtained, without charge, by writing to Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072, or by calling Investor Relations, Michael Thompson, directly at (610) 668-4700 extension 3100.  Each request must set forth a good faith representing that, as of the record date, the person making the request was a beneficial owner of our common stock entitled to vote at the meeting.

Householding

Only one set of proxy materials will be sent to those shareholders who share a single household and who have consented to receive a single copy of such documents.  This practice, known as “householding,” is designed to reduce our printing and postage costs.  However, if any shareholder residing at such an address desires to receive a separate set of proxy materials in the future, he or she may telephone Investor Relations, Michael S. Thompson, at (610) 668-4700 extension 3100 or write to Investor Relations at Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania  19072, attention Michael S. Thompson.  If you are receiving multiple copies of our proxy materials, please request householding by contacting Investor Relations in the same manner.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Lisa Lockowitz
Lisa Lockowitz, Secretary

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2015 ROYAL BANCSHARES OF PENNSYLVANIA, INC. Meeting Information Meeting Type: Annual Meeting For holders as of: March 31, 2015 Date: May 20, 2015Time: 10:00 AM EST Location: Sheraton Valley Forge 480 North Gulph Road King of Prussia, PA  ROYAL BANCSHARES OF PENNSYLVANIA, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P. O. BOX 1342 BRENTWOOD, NY  11717 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: 1.  Notice & Proxy Statement  2. Form 10-K How to View Online:  Have the information that is printed in the box marked by the arrow following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy:  (located on the If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1)BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com *  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow   (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 06, 2015 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow   available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 EDWARD F. BRADLEY  02 LINDA TABAS STEMPEL  03 HOWARD WURZAK The Board of Directors recommends you vote FOR proposals 2 and 3. 2  To ratify the appointment of BDO USA, LLP as Royal Bancshares' independent registered public accounting firm for the fiscal year ending December 31, 2015, as recommended by the Audit Committee. 3To consider and vote on an advisory(non-binding) resolution to approve executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

ROYAL BANCSHARES OF PENNSYLVANIA, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P. O. BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominees (s), mark "For All Except" and write the number (s) of the nominee (s) on the line below.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors Nominees	☐	☐	☐

01	EDWARD F. BRADLEY	02	LINDA TABAS STEMPEL	03	HOWARD WURZAK

The Board of Directors recommends you vote FOR proposals 2. and 3..		For	Against	Abstain

2.	To ratify the appointment of BDO USA, LLP as Royal Bancshares' independent registered public accounting firm for the fiscal year ending December 31, 2015, as recommended by the Audit Committee.	☐	☐	☐

3.	To consider and vote on an advisory (non-binding) resolution on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

ROYAL BANCSHARES OF PENNSYLVANIA, INC MEETING OF SHAREHOLDERS
MAY 20, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints ROBERT R. TABAS and MICHAEL THOMPSON, any one or more of whom may act, as Proxies, each with full power of substitution, and hereby authorizes any one or more of them to represent and vote, as designated below, all of the shares of Class A Common Stock and all of the shares of Class B Common Stock of Royal Bancshares of Pennsylvania, Inc. held of record by the undersigned on March 31, 2015, at the Annual Meeting of Shareholders to be held on May 20, 2015 at 10:00 a.m., at the Sheraton Valley Forge (480 North Gulph Road, King of Prussia, PA) or any postponement or adjournment thereof, as follows:

Should the undersigned be present and elect to vote at the Meeting, or any adjournments thereof, and after notification to the Secretary of the Board of Directors at the Meeting of the Shareholders' decision to terminate this proxy, the power of said proxies will be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Board of Directors of his or her decision to terminate this Proxy.

This Proxy, when properly signed by you, will be voted in the manner you direct on this card. If no direction is made, this Proxy will be voted "FOR" the listed nominees and "FOR" proposals 2 and 3, and in the discretion of the proxyholders named in this Proxy upon such other business as may properly come before the Annual Meeting or any adjournment.

Continued and to be signed on reverse side